Press Release

FOR IMMEDIATE RELEASE	FOR: CONTACT:	Interpool, Inc. James F. Walsh (609) 452-8900 www.interpool.com

INTERPOOL COMPLETES $243 MILLION
CONTAINER FINANCING

PRINCETON, NJ, November 5, 2004 - Interpool, Inc. (IPLI.PK) announced today that the company completed a $243 million secured container financing on November 1, 2004 under a long-term facility provided by Fortis Bank. The proceeds of the financing were used to refinance outstanding borrowings under the Company's revolving credit facility and an existing loan from Fortis, as well as to provide working capital.

Martin Tuchman, Chairman and Chief Executive Officer, said, "This financing, coupled with our sale of $150 million of unsecured notes in September, has significantly enhanced our liquidity position and gives us a strong base from which to pursue new business opportunities. It allowed us to consolidate two major facilities, including one that was set to expire next year, with a lender that has a keen knowledge of our industry and its potential."

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. The company is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.